Exhibit 5.1
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                              MELISSA K. RICE, P.A.
                         2801 Fruitville Road, Suite 160
                             Sarasota, Florida 34237




                                  March 7, 2006


Reliant Home Warranty Corporation
Suite 250, 350 Bay Street
Toronto, Ontario M5H 2S6
Canada

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We  have  acted  as   securities   counsel  to  Reliant  Home  Warranty
Corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to the registration of 8,000,000 shares of its common stock, $.001 par value (the "Shares"), issuable pursuant to the Company's 2005 Equity Compensation Plan (the "Plan").

         In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes hereof, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Florida

         2. The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     MELISSA K. RICE, P.A.

                                                     By: /s/ Melissa K. Rice
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                                                         Melissa K. Rice